Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 17, 2011

Relating to Preliminary Prospectus Supplement dated August 17, 2011

Registration No. 333-162929

MAGELLAN MIDSTREAM PARTNERS, L.P.

4.25% Senior Notes due 2021

Issuer:	Magellan Midstream Partners, L.P.

Ratings:	Baa2 / BBB*

Note type:	Senior Unsecured Notes

Pricing date:	August 17, 2011

Settlement date:	August 24, 2011 (T+5)

Maturity date:	February 1, 2021

Principal amount:	$250,000,000 (reopening of 4.25% Senior Notes due 2021)

Benchmark:	U.S. Treasury 2.125% due August 15, 2021

Benchmark yield:	2.181%

Re-offer spread:	+ 155 bps

Re-offer yield to maturity:	3.731%

Coupon:	4.25%

Public offering price:	104.094% plus an aggregate of $678,819.44 of accrued interest from August 1, 2011

Optional redemption:	Make whole call T + 25 bps

Interest payment dates:	February 1 and August 1, beginning February 1, 2012 Initial interest payment to include accrued interest from, and including, August 1, 2011

CUSIP / ISIN:	55907RAA6 / US55907RAA68

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Capital Markets Limited

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322, J.P. Morgan Securities LLC at 212-834-4533, SunTrust Robinson Humphrey, Inc. at 800-685-4786 or Wells Fargo Securities, LLC at 800-326-5897.